Filed Pursuant to Rule 424(b)(2)
Registration No. 333-196992

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee(1)
Common Shares, par value $1.00 per share	$175,662,500	$20,359.28

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 24, 2014)

6,500,000 Shares

Golar LNG Limited

Common Stock

$23.50 per share

We are selling 6,500,000 shares of our registered common stock, par value $1.00 per share.

As part of this offering, the underwriters are selling 212,765 common shares to a member of our board of directors. The shares sold to this individual will be subject to the lock-up agreements described herein.

We have granted the underwriters a 30-day option to purchase up to 975,000 additional common shares.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GLNG.” The last reported sale price of our common stock on the Nasdaq Global Select Market on November 11, 2016 was $24.50 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$23.50	$152,750,000
Underwriting Discount(1)	$0.64625	$4,063,125.62
Proceeds to Golar LNG Limited (before expenses)	$22.85375	$148,686,874.38

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts and estimated offering expenses. The 212,765 shares sold to a member of our board of directors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

The underwriters expect to deliver the shares to purchasers on or about November 18, 2016 through the book-entry facilities of the Depository Trust Company.

Citigroup

Clarksons Platou Securities     Danske Markets     Evercore ISI

November 14, 2016

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying base prospectus, gives more general information and disclosure about the securities we and any selling security holders may offer from time to time, some of which does not apply to this offering of common shares. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus, any free writing prospectus we provide you and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus before investing in our common shares.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide you. We and the underwriters have not authorized anyone to provide you with any information that is different from the foregoing. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, all references to “USD,” “U.S.$,” “dollars” and “$” in this prospectus supplement are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with accounting principles generally accepted in the United States. We have a fiscal year end of December 31.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement or in the documents incorporated by reference may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

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We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus supplement, the words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•

changes in liquefied natural gas, or LNG, carrier, floating storage and regasification unit, or FSRU, or floating liquefaction natural gas vessel, or FLNG, market trends, including charter rates, vessel values or technological advancements;

•	changes in our ability to retrofit vessels as FSRUs or FLNGs and in our ability to obtain financing for such conversions or our joint ventures on acceptable terms or at all;

•	changes in the supply of or demand for LNG carriers, FSRUs or FLNGs;

•	a material decline or prolonged weakness in rates for LNG carriers, FSRUs or FLNGs;

•	changes in the performance of the pool in which certain of our vessels operate and the performance of our joint ventures;

•	changes in trading patterns that affect the opportunities for the profitable operation of LNG carriers, FSRUs or FLNGs;

•	the failure of West Africa Gas Limited to commence its time charter for the Golar Tundra or any action by our affiliate Golar LNG Partners LP, or Golar Partners, to exercise its related put option;

•	changes in the supply of or demand for LNG or LNG carried by sea;

•	changes in the supply of or demand for natural gas generally or in particular regions;

•	failure of our contract counterparties, including our joint venture co-owners, to comply with their agreements with us;

•	changes in our relationships with our counterparties, including our major chartering parties;

•	changes in the availability of vessels to purchase and in the time it takes to construct new vessels;

•	failure of shipyards to comply with delivery schedules or performance specifications on a timely basis or at all;

•	our ability to integrate and realize the benefits of acquisitions;

•	changes in our ability to sell vessels to Golar Partners or our affiliate Golar Power Limited, which we refer to as Golar Power;

•	changes in our relationship with Golar Partners, Golar Power or our affiliate OneLNGSM S.A.;

S-ii

•	changes to rules and regulations applicable to LNG carriers, FSRUs or FLNGs or other parts of the LNG supply chain;

•	actions taken by regulatory authorities that may prohibit the access of LNG carriers, FSRUs or FLNGs to various ports;

•

our inability to achieve successful utilization of our expanded fleet or inability to expand beyond the carriage of LNG and provision of FSRUs, particularly through our innovative FLNG strategy, or GoFLNG, and our joint ventures;

•	changes in our ability to obtain additional financing on acceptable terms or at all;

•	increases in costs, including, among other things, crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions, particularly where we operate;

•	a decline or continuing weakness in the global financial markets;

•	challenges by authorities to the tax benefits we previously obtained under certain of our leasing agreements; and

•

other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the Commission, including our most recent Annual Report on Form 20-F/A, which is incorporated by reference in this prospectus supplement.

We caution readers of this prospectus supplement not to place undue reliance on any forward-looking statements, which speak only as of their dates. Any forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

BERMUDA LEGAL MATTERS

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The Nasdaq Stock Market, Inc. is deemed to be an appointed stock exchange under Bermuda law. In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

S-iii

SUMMARY

This summary highlights selected information that appears elsewhere in this prospectus supplement or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. Unless otherwise specifically stated, the information presented in the prospectus supplement assumes that the Underwriters have not exercised their option to purchase additional common shares. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F/A for the year ended December 31, 2015, which is incorporated by reference herein.

Unless otherwise indicated, references in this prospectus supplement to the “Company,” “Golar,” “we,” “us” and “our” refer to Golar LNG Limited or any one or more of its consolidated subsidiaries, including Golar Management Limited, or Golar Management, or to all such entities. References to “Golar Partners” or the “Partnership” refer to our affiliate Golar LNG Partners LP and to any one or more of its direct and indirect subsidiaries. References to “Golar Power” refer to our affiliate Golar Power Limited and to any one or more of its direct and indirect subsidiaries. References to “OneLNGSM” refer to our affiliate OneLNG S.A. and to any one or more of its direct and indirect subsidiaries. Unless otherwise indicated, all references to “USD,” “U.S. $” “dollars” and “$” in this report are to U.S. dollars.

Overview

We are a midstream LNG company engaged primarily in the transportation, regasification, liquefaction and trading of LNG. We are engaged in the acquisition, ownership, operation and chartering of LNG carriers and FSRUs and the development of LNG projects, such as FLNGs, through our subsidiaries and affiliates.

As of November 11, 2016, we, together with our affiliates Golar Partners and Golar Power, have a combined fleet of 26 vessels, comprised of seven FSRUs and 19 LNG carriers. Of these vessels, all seven of the FSRUs and four LNG carriers owned by Golar Partners are on long-term time charters. We own 100% of the general partner units and approximately 32% of the limited partner units in Golar Partners. Three of our vessels are undergoing or being contemplated for conversion into FLNGs, including the Hilli (with target completion during the first half of 2017), the Gimi and the Gandria. Eight of our LNG carriers are participating in the LNG carrier pool, referred to as the Cool Pool. In addition, our affiliate Golar Power has one newbuilding commitment for the construction of a FSRU, which is scheduled for delivery in the fourth quarter of 2017.

We intend to leverage our relationships with existing customers and continue to develop relationships with other industry participants. Our goal is to earn higher margins through maintaining strong service-based relationships combined with flexible and innovative LNG shipping and FSRU solutions. We believe customers place their confidence in our shipping, storage and regasification services based on the reliable and safe way we conduct our and our affiliates’ LNG carrier and FSRU operations.

In line with our ambition to become an integrated LNG midstream asset provider, we are looking to invest in small scale LNG projects and have completed a Front End Engineering and Design, or FEED, study for the conversion of three of our oldest carriers into small to mid-scale FLNGs. The FEED study supported our view that conversion of an old LNG carrier into a FLNG is viable and cost-effective. In relation to this, we have entered into definitive contracts with Keppel Shipyard Limited, or Keppel, and Black & Veatch Corporation, or Black & Veatch, for the conversion of three LNG carriers, the Hilli, the Gimi and the Gandria, to FLNGs. These developments are complementary to our existing core business, namely LNG shipping and provision of FSRUs, and so we remain firmly committed to growing our shipping and FSRU fleet by way of our newbuild assets. In addition, our aim is to find strong strategic partners that have an interest in utilizing one or more of our FLNGs.

In July 2016, we formed OneLNGSM, a joint venture with Schlumberger B.V., or Schlumberger, a subsidiary of Schlumberger Group, which is intended to offer an integrated upstream and midstream solution for the development of low cost gas reserves and the conversion of natural gas to LNG. OneLNGSM will be the exclusive vehicle for both joint venture parties for all future projects that involve the conversion of natural gas to LNG and can utilize both Schlumberger’s production management services and Golar’s FLNG capabilities. We hold 51% and Schlumberger the remaining 49% of the shares in OneLNGSM and we have equal management and governance rights.

In order to further develop and finance our LNG based downstream investment opportunities, in June 2016, we formed Golar Power, a 50/50 joint venture with investment vehicles affiliated with the private equity firm Stonepeak Infrastructure Partners, or Stonepeak. The joint venture company, Golar Power, offers integrated LNG based downstream solutions, through the ownership and operation of FSRUs and associated terminal and power generation infrastructure. Golar Power’s initial asset base included $100 million invested by Stonepeak, a 25% interest in a Brazilian corporation that was formed for the purpose of constructing and operating a combined cycle, gas fired, power plant with installed capacity of 1,515 megawatts located in the municipality of Barra dos Coqueiros in the State of Sergipe in Brazil, a FSRU newbuilding that is currently being constructed at Samsung shipyard, and two modern 160,000 cbm trifuel LNG carriers, the Golar Penguin and the Golar Celsius, suited for conversion to FSRUs. Golar Power has entered into an Omnibus Agreement with Golar Partners, under which Golar Partners has a right of first refusal with respect to any transfers or sales of any LNG carrier or FSRU owned by Golar Power and operating under a charter for five or more years.

As well as growing our core business and pursuing new opportunities along our value chain, we also offer commercial and technical management services for Golar Partners’ fleet and will offer those services for Golar Power’s fleet. As of November 11, 2016, Golar Partners’ fleet comprised seven FSRUs and four LNG carriers (which are included within the combined fleet of 26 vessels described above). Pursuant to a management and services agreement with Golar Partners, we are reimbursed for all of the operating costs in connection with the management of their fleet. In addition, we also receive a management fee equal to 5% of our costs and expenses incurred in connection with the provision of these services.

We intend to maintain our relationship with Golar Partners and Golar Power and pursue mutually beneficial opportunities, which we believe will include the sale of additional assets to Golar Partners and Golar Power to provide funding for our LNG projects as well as continue our growth.

Our Fleet

As of November 11, 2016, our current fleet is comprised of three LNG carriers undergoing or being contemplated for conversion into FLNGs, 11 LNG carriers and one FSRU (which are included within the combined fleet of 26 vessels described above). This also includes the Golar Grand and the Golar Tundra which are chartered in from Golar Partners but excludes the Golar Celsius and the Golar Penguin which were contributed to Golar Power in connection with the formation of Golar Power.

The following table lists the FLNG conversion candidates, LNG carriers and FSRU in our current fleet:

Vessel Name	Initial Year of Delivery	Capacity Cubic Meters	Flag	Type	Charterer/ Pool Arrangement	Current Charter/ Pool Expiration	Charter Extension Options
Existing Fleet
Hilli(1)(2)	1975	125,000	MI	Moss	Perenco	n/a	n/a
Gimi(1)	1976	125,000	MI	Moss	n/a	n/a	n/a
Gandria(1)	1977	126,000	MI	Moss	n/a	n/a	n/a
Golar Arctic(3)	2003	140,000	MI	Membrane	New Fortress Energy Transport Partners LLC	2018(4)	n/a
Golar Viking(4)	2005	140,000	MI	Membrane	n/a	n/a	n/a
Golar Seal	2013	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Crystal	2014	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Bear	2014	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Glacier	2014	162,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Frost	2014	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Snow	2015	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Ice	2015	160,000	MI	Membrane	Cool Pool	n/a	n/a
Golar Kelvin	2015	162,000	MI	Membrane	Cool Pool	n/a	n/a
Chartered-in
Golar Grand(4)(5)	2006	145,700	MI	Membrane	n/a	n/a	n/a
Golar Tundra(6)	2015	170,000	MI	FSRU Membrane	West Africa Gas Limited (“WAGL”)	2021	Five years

Key to Flags:

MI—Marshall Islands

(1)	We have contracts with Keppel and Black & Veatch for the conversion of three LNG carriers, the Hilli, the Gimi and the Gandria, to FLNGs, with estimated deliveries from 2017 through to 2020. The Hilli is in the process of being converted and the Gimi and the Gandria are currently in lay-up awaiting delivery to Keppel for conversion. The conversion agreements for the Gimi and the Gandria include certain cancellation provisions which, if exercised prior to December 2016, will allow the termination of the contracts and the recovery of previous milestone payments, less a cancellation fee and payment for costs already incurred.
(2)	We have agreements with Perenco Cameroon, Societe Nationale de Hydrocarbures and the Republic of Cameroon relating to a floating LNG export project offshore Kribi, Cameroon that is expected to employ the converted Hilli. Under the terms of the agreements, the converted Hilli is scheduled to provide liquefaction services to the project by the second quarter of 2017 for an initial term of eight years. However, these agreements are contingent on the satisfaction of significant conditions which, if not satisfied, or waived by the customer, may result in termination prior to or after employment commences, in which case we may not realize any revenues under such agreements.
(3)	Commenced in March 2016. The charter expiration date is a date, to be determined at the charterer’s option, within 30 days before or after the 26 month charter term.
(4)	These vessels are currently in lay-up.
(5)	In November 2012, we entered into an Option Agreement in connection with the disposal of the Golar Grand, providing Golar Partners with the option to require us to charter the vessel through to October 2017. Golar Partners exercised this option in February 2015.
(6)

In February 2016, we entered into a sale and purchase agreement for the sale of our equity interests in the company that controls the Golar Tundra to Golar Partners. The sale was completed in May 2016. In connection with the closing of the sale of the Golar Tundra, we also entered into an agreement with Golar Partners pursuant to which we will pay Golar Partners a daily fee plus operating expenses for the right to use the vessel from the date of the closing of the sale until the date the vessel commences operations under the charter with WAGL. By virtue of this put option, we anticipate for accounting purposes that we will continue to consolidate the subsidiary that controls the Golar Tundra until the charter with WAGL commences.

Competitive Strengths

We believe that our future prospects for success are enhanced by the following aspects of our business:

•

First mover advantage in FLNG.    We believe that our experience in the ongoing conversion of the first FLNG from an LNG carrier should provide us with a first mover advantage in securing future FLNG opportunities. Our FLNG solution is expected to offer gas resource owners a faster and lower cost development alternative to traditional land-based liquefaction plants.

•

Leadership position in the FSRU market.    Together with our affiliates, Golar Partners and Golar Power, we are one of the world’s largest independent owners and operators of LNG carriers and FSRUs, with nearly 40 years of experience. We believe that our FSRU operational experience in retrofitting the world’s first four LNG carriers into FSRUs provides us with a competitive advantage in securing future FSRU opportunities over new entrants to the FSRU market. For example, in 2016, we secured a twenty five-year FSRU time charter for the Golar Nanook with Centrais Electricas de Sergipe S.A.

•

High quality operator.    Major energy companies have developed increasingly stringent operational and financial pre-qualification standards that FSRU and LNG vessel operators must meet prior to bidding on nearly all significant regasification and LNG transportation contracts. We have continually met and surpassed these standards, and we believe that this increases our ability to compete effectively for new charters relative to less qualified or experienced operators.

•

Financial flexibility to pursue growth opportunities.    We believe that our ability to obtain bank financing and issue public debt and equity as well as our affiliation with Golar Partners and Golar Power, to which we expect to engage in further sales of vessels, provides us with financial flexibility to pursue acquisition and growth opportunities. Since Golar Partners’ IPO in April 2011, we have successfully sold six vessels to it in exchange for purchase consideration of approximately $1.9 billion.

•

Experienced management team.    We believe we have a strong and experienced management team that has contributed significantly to our operational results and growth to date. Our management team has extensive experience in LNG midstream projects, which we believe will play a critical role in enabling us to execute our growth strategy.

•

Strategic partners to develop midstream opportunities.    We recently formed joint ventures with Schlumberger and Stonepeak to create OneLNGSM and Golar Power, respectively. We believe that these joint ventures will allow us to more rapidly develop opportunities in the FLNG and FSRU markets. Our expertise in LNG midstream operations combined with Schlumberger’s upstream capabilities and Stonepeak’s downstream experience is a unique offering in the LNG industry that is expected to increase the opportunities for the deployment of our assets.

Business Strategies

Our primary business objective is to grow our business and to provide significant returns to our shareholders while providing safe, reliable and efficient LNG shipping, FSRU, FLNG and other floating midstream services to our customers. We aim to meet this objective by executing the following strategies:

•

Capitalize on Golar’s established reputation.    We are an experienced and professional provider of LNG midstream services that places value on operating to the highest industry standards of safety, reliability and environmental performance. We believe our strong technical capability and extensive commercial experience should enable us to obtain attractive new business opportunities not readily available to other industry participants.

•

Operation of a high quality and modern fleet.    We, together with our affiliates, currently own and operate a mixed, high quality fleet. Our ten recently delivered LNG carriers in our and our affiliates’ fleet all utilize state of the art technology and are configured to be very attractive to the chartering community because of their high performance specifications.

•

Maintain our leadership position in the provision of FSRUs.    We are one of the industry leaders in the development, delivery and operation of FSRUs based on a strong record of successful project delivery and highly reliable vessel operation. We will continue to work with our customers to identify and deliver new and profitable FSRU projects, including working with power project developers requiring FSRUs. We will continue to offer FSRU solutions, including newbuilding FSRUs and LNG carrier converted FSRUs, which will be tailored to our customers’ needs.

•

Utilize our industry expertise to develop new FLNG opportunities.    Our GoFLNG investment proposition is built around a technical and commercial offering that is expected to enable structurally lower unit capital costs, shorter lead times, flexible project structures and lower project execution risk profiles. GoFLNG should allow smaller resource holders, developers and customers to enter the LNG business and occupy a legitimate space alongside the largest resource holders, major oil companies and world-scale LNG buyers. For the established LNG industry participants, the prospect of GoFLNG’s lower unit costs and risks should provide an important and compelling alternative to the traditional giant land based projects, especially in the current energy price environment, which we believe may well accelerate the pace of change. In connection with these efforts, we have recently formed a joint venture with Schlumberger for the creation of OneLNGSM, with the aim of helping develop low cost gas reserves and converting the natural gas to LNG. The combination of Schlumberger’s reservoir knowledge, well bore technologies and production management capabilities with our expected low cost FLNG solution should offer gas resource owners a simpler and fast-tracked final investment decision process, and reliable operational execution.

•

Leverage on our affiliation with various strategic partners.    We believe our affiliation with Golar Partners, Golar Power and OneLNGSM positions us to pursue a broader array of opportunities, which may include sales of vessels to Golar Partners and Golar Power, investment in LNG based downstream opportunities and various FLNG development and production opportunities.

Recent Developments

FLNG Hilli Conversion

In September 2014, the Hilli was delivered to Keppel in Singapore for commencement of an FLNG conversion. Since June 30, 2016, we have made $96 million of additional installment payments for the conversion bringing the total amount of installment payments to $684 million ($715 million including the vessel). We have entered into a pre-delivery facility with a subsidiary of CSSC (Hong Kong) Shipping Co. Ltd. All remaining conversion and site specific costs for the Hilli are expected to be satisfied by the facility. We are able to time our drawdowns against this facility concurrently with the required payments, resulting in a generally cash neutral impact on our balance sheet. We currently expect the conversion to be completed within budget and in time to meet our contractual obligation to Perenco.

Joint Ventures

In June 2016, we entered into certain agreements forming a 50/50 joint venture with investment vehicles affiliated with the private equity firm Stonepeak. The joint venture company, Golar Power, offers integrated LNG based downstream solutions, through the ownership and operation of FSRUs and associated terminal and power generation infrastructure.

The transaction closed in July 2016. At closing, Stonepeak acquired from us its 50% interest in Golar Power’s ordinary shares for $116 million and purchased from Golar Power $100 million of Golar Power’s preference shares. Golar Power’s initial asset base included the $100 million invested by Stonepeak in connection with its purchase of preference shares, a 25% interest in CELSE—Centrals Electricas de Sergipe S.A., a Brazilian corporation, which was formed for the purpose of constructing and operating a combined cycle, gas fired, power plant with installed capacity of 1,515 megawatts located in the municipality of Barra dos Coqueiros in the State of Sergipe in Brazil, or the Sergipe project, a FSRU newbuilding that is currently being constructed at Samsung shipyard, and our former subsidiaries that own two modern 160,000 cbm trifuel LNG carriers, the Golar Penguin and the Golar Celsius, suited for conversion to FSRUs.

In October 2016, Golar Power approved taking a final investment decision, or FID, on the Sergipe project after which CELSE signed a lump-sum turn key Engineering Procurement and Construction Contract with General Electric to build, maintain and operate the above described power plant in Brazil. The contract provides for the payment of a fixed sum for delivery by the contractor, which lays financial risk with the contractor. The scope of the work includes bringing the power plant to operational status. In November 2016, CELSE signed a long-term LNG sale and purchase agreement with Ocean LNG Limited for the supply of 1.3 million tons per annum of LNG to CELSE, on an Ex-Ship basis starting in 2020. Ocean LNG Limited is a joint venture company owned by an affiliate of Qatar Petroleum and an affiliate of ExxonMobil. CELSE will use the LNG to feed the Sergipe project. In addition, Golar Power has also recently increased its ownership in the Sergipe project from 25% to 50% by acquiring additional interests in CELSE.

On July 25, 2016, we entered into a Joint Venture and Shareholders’ Agreement with Schlumberger, a subsidiary of Schlumberger Group, in connection with the formation of a joint venture, OneLNGSM, which is intended to offer an integrated upstream and midstream solution for the development of low cost gas reserves to LNG. OneLNGSM will be the exclusive vehicle for both joint venture parties for all future projects that involve the conversion of natural gas to LNG and can utilize both Schlumberger’s production management services and Golar’s FLNG expertise. Golar holds 51% and Schlumberger the remaining 49% of the shares in OneLNGSM; however the control and management of OneLNGSM is shared in accordance with the terms of the related Joint Venture and Shareholders’ Agreement.

OneLNGSM was established with $20 million in working capital that was contributed in proportion to each shareholder’s ownership. Both parties have agreed that once a project suitable for OneLNGSM reaches final investment decision, both parties will be required to contribute a further $250 million each in new equity, which contributions may include intellectual property, amongst other things. Subsequently, the parties will, on a project-by-project basis, discuss additional debt capital as required.

Both Golar and Schlumberger have agreed that any new FLNG business development will be initiated by OneLNGSM. If the Board of OneLNGSM chooses not to proceed with an identified project, Golar or Schlumberger are free to pursue the project independently.

Fortuna Project

In November 2016, OneLNGSM and Ophir Holdings & Ventures Ltd., or Ophir, a wholly-owned subsidiary of Ophir Energy plc, signed a Shareholders’ Agreement to establish a joint operating company, or JOC, to develop a projected 2.6 trillion cubic feet gas concession offshore Equatorial Guinea. Pursuant to the terms of the Shareholders’ Agreement, OneLNGSM and Ophir will acquire 66.2% and 33.8%, respectively, of the shares in the JOC, and each party will have economic interests in the JOC generally consistent with their equity interests. The effectiveness of the Shareholders’ Agreement and the issuance of the shares is subject to certain conditions precedent, including agreement of final project terms and documentation, execution of documentation for approximately $1.2 billion of project debt financing with respect to the conversion of the Gandria to an FLNG, approval by the government of Equatorial Guinea, and final investment decision by each of OneLNGSM and Ophir. In connection with the formation of the JOC, we will contribute the Gandria for conversion to an FLNG and certain intellectual property and Ophir will contribute Ophir’s share of Equatorial Guinea’s Block R license, projected to be equivalent to approximately 2.2-2.5 million tons per annum of LNG over 15-20 years. As well as owning the Gandria FLNG and the Block R license, the JOC will facilitate the financing, construction, development and operation of both the upstream and midstream components of this integrated project, which is expected to cost $2 billion to reach first gas. First gas is expected to be produced from the gas concession during the first half of 2020. Control and management of the JOC will be jointly shared in accordance with the terms of the Shareholders’ Agreement.

Financings

We recently received a commitment from Citibank, N.A. to finance all or a portion of the remainder of the amounts outstanding under our convertible bonds through a new term loan credit facility of up to $150 million, contingent upon, among other things, the consummation of this offering, and which facility would have a term of three years, an interest rate of LIBOR plus a spread, be secured by a specified number of our Golar Partners common units and, in certain cases, cash or cash equivalents, and be available for a single drawdown during a period that extends through to the maturity of our existing convertible bonds. The term loan credit facility remains subject to negotiation and execution of operative documents, including the credit agreement, and security documents, each of which will include conditions, representations and warranties, covenants (including financial covenants and loan to value requirements), mandatory prepayment events, facility adjustment events, events of default and other provisions customary for a facility of this nature.

Golar Tundra

Whilst we completed the dropdown of the Golar Tundra to Golar Partners in May 2016, by virtue of the put option contained within the related sale agreements, we will continue to consolidate the entities that own and operate the Golar Tundra until her charter with WAGL commences. The Golar Tundra arrived in Ghana at the end of May 2016 and tendered its notice of readiness, or NOR, in mid-June 2016, with payments beginning to accrue under the contract 30 days thereafter. However, as of the current date WAGL has not accepted the Golar Tundra from Golar Partners due to delays in the development of the related LNG terminal on the terminal side. In the event delays continue for 120 days after NOR, which is the case as of the date of this prospectus supplement, then the FSRU is deemed accepted by WAGL. In the event WAGL contest their obligations under the charter, the Company has sought and received an opinion which supports its legal position in exercising its rights under the contract. In October 2016, in order to protect our legal position, we commenced arbitration proceedings against WAGL. We have, however, been informed by WAGL that they have recently received Parliamentary approval for its Gas Sales Agreement with the Government of Ghana, the lack of which had been the major impediment to the progress of the project.

IDR reset

On October 13, 2016, we entered into an agreement with Golar Partners to exchange all of the existing incentive distribution rights, or Old IDRs, for the issuance of (i) a new class of incentive distributions rights, or New IDRs, an aggregate of 2,994,364 common units and 61,109 general partner units on the closing date of the exchange, which occurred on October 19, 2016, and; (ii) an aggregate of up to 748,592 additional common units and up to 15,278 general partner units, or the Earn-Out Units, that may be issued subject to certain conditions. The Earn-Out Units represent an aggregate of 20% of the total units to be issued in connection with the transaction. The number of Earn-Out Units that will be issued is dependent on the distributions made by Golar Partners for the quarters ending December 31, 2016 through to September 30, 2018. The New IDRs provide for distribution “splits” between the IDR holders and the holders of common units equal to those applicable to the Old IDRs, which have been cancelled. However, the New IDRs provide for higher target distribution levels before distributions are payable with respect to the New IDRs, including an increase of the minimum quarterly distributions from $0.3850 to $0.5775 per common unit, effective with respect to the distribution for the quarter ended December 31, 2016. As a result of the foregoing, Golar will have 22,934,678 units, including common and general partners units, assuming all of the 763,870 Earn-Out Units are received.

Third Quarter 2016 results

Our financial results for the quarter ending September 30, 2016 have not yet been prepared. Accordingly, the information that follows is preliminary and based on information available to us as of the date of this prospectus supplement. We have not finalized our financial statement closing process for the quarter ending September 30, 2016. During the course of that process, we may identify items that would require us to make adjustments, which may be material to the information provided below. As a result, the information below constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed below. We are providing this information on a one-time basis only and do not intend to update this information prior to the final earnings release for the quarter ending September 30, 2016.

We expect that our balance sheet as of September 30, 2016 will reflect our progress on the strategic developments discussed above. As of September 30, 2016, we expect our cash and cash equivalents to be approximately $137.9 million.

Our operational results during the third quarter should reflect some improvements in the LNG shipping environment. Both utilization and time charter equivalents are expected to show improvement from the previous quarter. The increase in activity as a result of increasing production from Australia is expected to result in an increase in utilization. We expect that operating costs during the quarter ending September 30, 2016 were stable compared to costs during the quarter ending June 30, 2016, but administrative expenses incurred during the quarter ending September 30, 2016 are expected to be higher compared to expenditures for the quarter ending June 30, 2016 due to an increased number of staff and greater business development activity.

Our actual consolidated results for the quarter ending September 30, 2016 may differ materially from the events, factors and trends discussed above due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results as of and for the quarter ending September 30, 2016 are finalized. We can give you no assurance as to consolidated results for such quarter until such information is released.

Corporate Information

We were incorporated as an exempted company under the Bermuda Companies Act of 1981 in the Islands of Bermuda on May 10, 2001 and maintain our principal executive headquarters at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda. Our telephone number at that address is 1 (441) 295-4705. Our principal administrative offices are located at One America Square, 17 Crosswall, London, United Kingdom and our telephone number at that address is +44 207 063 7900.

THE OFFERING

Issuer	Golar LNG Limited, a Bermuda exempted company.

Common shares outstanding as of the date of this prospectus supplement	93,564,636 common shares

Common shares being offered	6,500,000 common shares, 7,475,000 common shares if the underwriters exercise in full their option to purchase additional common shares

Common shares to be outstanding immediately after this offering	100,064,636 common shares, 101,039,636 common shares if the underwriters exercise in full their option to purchase additional common shares

Use of proceeds	We expect the net proceeds from this offering to be approximately $148.1 million, (or $170.4 million if the underwriters exercise in full their option to purchase additional common shares), after deducting underwriting discounts and offering expenses payable by us.

We intend to use the net proceeds from this offering to partly fund the settlement of our outstanding convertible bonds through purchases on the open market. The convertible bonds have a maturity date of March 2017 and an annual coupon of 3.75%. As of June 30, 2016, the debt outstanding in respect of the convertible bonds was $246.2 million. We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional common shares for general corporate purposes.

We recently received a commitment from Citibank, N.A. to finance all or a portion of the remainder of the amounts outstanding under our convertible bonds through a new term loan credit facility of up to $150 million, contingent upon, among other things, the consummation of this offering, and which facility would have a term of three years, an interest rate of LIBOR plus a spread, be secured by a specified number of our Golar Partners common units and, in certain cases, cash or cash equivalents, and be available for a single drawdown during a period that extends through to the maturity of the existing convertible bonds. Please read “Summary—Recent Developments—Financings.”

If the net proceeds from this offering are not used to partly fund the settlement of the convertible bonds, our management will have the discretion to apply the proceeds of this offering for general corporate purposes. Please read “Risk Factors—Risks Related to Our Common Shares and this Offering—If we do not use the proceeds from this offering to partly fund the settlement of our convertible bonds, we may use the net proceeds from this offering for general corporate purposes with which you may not agree.”

Director Share Purchase	The underwriters have agreed to sell 212,765 shares to a member of our board of directors. The shares sold to this individual will be sold at the public offering price set forth on the cover page of this prospectus and subject to the lock-up agreements described herein.

Risk Factors	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 3 of the accompanying prospectus and in the documents incorporated by reference herein and therein, to read about the risks you should consider before deciding to invest in our common shares.

Tax Considerations	For a discussion of the principal U.S. federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares see “Material U.S. Federal Income Tax Considerations” beginning on page S-20 of this prospectus supplement and “Material Non-U.S. Tax Considerations” on page S-27 of this prospectus supplement.

Listing	The primary trading market for our common shares is Nasdaq, where our common shares are listed under the symbol “GLNG.”

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares offered by this prospectus supplement, you should carefully consider the risks set forth below and the risk factors under the heading “Risk Factors” in our Annual Report on Form 20-F/A for the year ended December 31, 2015, which is incorporated by reference in this prospectus, together with all of the other information included or incorporated by reference in this prospectus. See “Where You Can Find Additional Information.” If any of these risks were to occur, our business, results of operations or financial condition could be materially adversely affected. Further, the risks and uncertainties set forth below and referred to above are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, results of operations or financial condition. In any such case, the value of our common shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a substantial equity investment in Golar Power that is subject to the risks related to Golar Power’s business.

We have a substantial equity investment in Golar Power. In addition to the value of our investment, we expect to receive cash distributions from Golar Power and management fee income from the provision of services to Golar Power under a management and administrative services agreement for the vessels in Golar Power’s fleet. The value of our investment, the income generated from our investment and the management fee income is subject to a variety of risks, including the risks related to Golar Power’s business. In turn, Golar Power’s business is subject to a variety of risks, including, among others, any inability of Stonepeak and us to successfully work together in the shared management of Golar Power, any inability of Golar Power to identify and enter into appropriate projects, any inability of Golar Power to obtain sufficient financing for any project it identifies, any failure of upstream and downstream LNG producing projects connected with Golar Power’s activities, and other industry, regulatory, economic and political risks similar in nature to the risks faced by us.

We are obligated to make additional payments to Golar Power in connection with the related Shareholders Agreement.

As a closing condition to the Golar Power joint venture transaction, we and Stonepeak entered into an Investment and Shareholders Agreement with respect to Golar Power that governs, among other things, its management and funding. Under the agreement, we and Stonepeak have agreed to contribute additional equity funding to Golar Power, on a pro rata basis, including (i) up to an aggregate of $150 million, with $75 million expected to be due in cash the first quarter of 2017 and $75 million expected to be due in cash in the first quarter of 2018 and (ii) additional amounts as may be required by Golar Power subject to the approval of its board of directors.

While we believe we will be able to arrange funding for the full amount of our pro rata obligations, to the extent we or Stonepeak do not timely make the required payments, such failure could have material adverse consequences for Golar Power, and failure by us to fulfill our payment obligations could adversely impact our interests in Golar Power.

We and Schlumberger will have an obligation to make additional payments to OneLNGSM.

We and Schlumberger have each agreed to make up to an additional $250 million of capital contributions to OneLNGSM, pursuant to and in accordance with the terms of the Joint Venture and Shareholders’ Agreement. While we believe we will be able to arrange funding for the full amount of our obligations, to the extent we or Schlumberger do not timely make the required capital contributions, such failure to provide the necessary equity funding could have material adverse consequences for OneLNGSM, and we and Schlumberger will have the right to purchase the other’s interest in OneLNGSM if the other defaults in such funding obligations.

The success of OneLNGSM is subject to the various risks related to OneLNGSM’s business.

OneLNGSM’s business is subject to a variety of risks, including, among others, any inability of Schlumberger and us to successfully work together in the shared management of OneLNGSM, any inability of OneLNGSM to identify and enter in appropriate projects, any inability of OneLNGSM to obtain sufficient financing for any project it identifies, any failure of upstream LNG producing projects connected with OneLNGSM’s activities, and other industry, regulatory, economic and political risks similar in nature to the risks faced by us.

Additionally, OneLNGSM’s participation in the JOC is subject to a variety of risks, including, among others, the failure to satisfy all the conditions precedent to effectiveness of the JOC Shareholders’ Agreement, including approval by the government of Equatorial Guinea and final investment decision of OneLNGSM or Ophir, the failure of OneLNGSM or Ophir to make any required equity contributions, an inability of Ophir and OneLNGSM to successfully work together in the shared management of the JOC, risks related to the conversion of the Gandria similar in nature to the risks related to the Hilli conversion, and the failure of the Block R License to yield the projected amount of LNG.

We cannot guarantee that our FLNG contract negotiations will progress favorably or our expansion into the FLNG market will be profitable.

We are currently marketing our GoFLNG vessels to several prospective customers. Our aim is that OneLNGSM find strong strategic partners that have interest in utilizing one or several FLNGs to produce LNG from one or more specific defined gas reserves. While OneLNGSM has recently entered into a Shareholders’ Agreement with Ophir to establish a joint operating company, which is expected to use the Gandria as a converted FLNG, it is uncertain, however, when or if other final strategic partnerships will be agreed. OneLNGSM’s inability to reach agreements to provide GoFLNG vessels on favorable terms may have an adverse effect on our financial condition.

We may guarantee the indebtedness of our joint ventures.

We may provide guarantees to certain banks with respect to commercial bank indebtedness of our joint ventures. This includes the debt under our $1.125 billion loan facility borrowed by Golar Power’s subsidiaries that own the Golar Celsius and Golar Penguin, which are our former subsidiaries that we contributed to Golar Power. Following our contribution of those subsidiaries, they continue to owe the debt associated with the Golar Celsius and Golar Penguin to the lenders under our $1.125 billion loan facility, which we guarantee. Failure by any of our joint ventures, including Golar Power, to service its debt requirements and comply with any provisions contained in its commercial loan agreements, including paying scheduled installments and complying with certain covenants, may lead to an event of default under the related loan agreement, including our $1.125 billion loan facility. As a result, if our joint ventures are unable to obtain a waiver or do not have enough cash on hand to repay the outstanding borrowings, the relevant lenders may foreclose their liens on the vessels securing the loans or seek repayment of the loan from us, or both.

We may be required to repurchase the Golar Tundra.

In May 2016, we completed the sale of the Golar Tundra to Golar Partners for the purchase price of $330 million, less the net lease obligations under the lease agreement with China Merchant Bank Financial Leasing and net working capital adjustments. The Golar Tundra is subject to a time charter with WAGL, a company jointly owned by the Nigerian National Petroleum Corporation and Sahara Energy Resource Ltd. Following the completion of minor modifications to the Golar Tundra in May 2016, it arrived in Ghana and is awaiting instructions for commissioning and start-up. Accordingly, Golar Partners tendered the notice of readiness for the Golar Tundra to WAGL in mid-June 2016, with payments beginning to accrue under the contract 30 days thereafter. However, as of the current date WAGL has not formally accepted the notice of readiness. By virtue of a put option in the purchase agreement with Golar Partners related to our sale of the Golar Tundra to Golar Partners, in the event the WAGL charter does not commence within 12 months from the date of closing of the Golar Tundra sale, Golar Partners may require that Golar repurchase the Golar Tundra for the original purchase price.

Risks Related to Our Industry

Vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of vessels, we may incur a loss and, if these values are higher when we are attempting to acquire vessels, we may not be able to acquire vessels at attractive prices.

Vessel values can fluctuate substantially over time due to a number of different factors, including:

•	prevailing economic and market conditions in the natural gas and energy markets;

•	a substantial or extended decline in demand for LNG;

•	increases in the supply of vessel capacity;

•	the type, size and age of a vessel; and

•

the cost of newbuildings or retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As our vessels age, the expenses associated with maintaining and operating them are expected to increase, which could have an adverse effect on our business and operations if we do not maintain sufficient cash reserves for maintenance and replacement capital expenditures. Moreover, the cost of a replacement vessel would be significant.

During the period a vessel is subject to a charter, we will not be permitted to sell it to take advantage of increases in vessel values without the charterers’ agreement. If a charter terminates, we may be unable to re-deploy the affected vessels at attractive rates and, rather than continue to incur costs to maintain and finance them, we may seek to dispose of them. When vessel values are low, we may not be able to dispose of vessels at a reasonable price when we wish to sell vessels, and conversely, when vessel values are elevated, we may not be able to acquire additional vessels at attractive prices when we wish to acquire additional vessels, which could adversely affect our business, results of operations, cash flow, financial condition and ability to make distributions to shareholders.

Further, if we determine at any time, that a vessel’s future useful life and estimated future cash flows require us to impair its value on our financial statements, we may need to recognize a significant charge against our earnings. There is also a future risk that the sale value of certain of our vessels could decline below those vessels’ carrying value, even though we would not impair those vessels’ carrying value under our accounting impairment policy, due to our belief that future undiscounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels’ carrying amounts. Please refer to “Item 5. Operating and Financial Review and Prospects-B. Liquidity and Capital Resources-Critical Accounting Policies and Estimates-Vessel Market Values” in our Annual Report for the year ended December 31, 2015 on Form 20-F/A for further information.

Risks Related to Our Common Shares and this Offering

If we do not use the proceeds from this offering to partly fund the settlement of our outstanding convertible bonds, we may use the net proceeds from this offering for general corporate purposes with which you may not agree.

We intend to use the net proceeds from this offering to partly fund the settlement of our outstanding convertible bonds. If the funds from this offering are not used for that purpose, our management will have the discretion to apply the proceeds of this offering for general corporate purposes. Accordingly, if you decide to purchase common shares in this offering, you should be willing to do so whether or not we fund use the offering proceeds for the partial settlement of our convertible bonds.

In addition, we will not escrow the net proceeds from this offering and will not return the proceeds to you if we do not use the offering proceeds for the partial settlement of our convertible bonds. During any period in which we are seeking alternative investment opportunities, the portion of the net proceeds of the offering originally planned to fund the partial settlement of our convertible bonds will be invested on a short-term basis, which will yield limited returns, or be utilized for general corporate purposes.

Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.

Historically, the market prices of securities of shipping companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of those companies. Our common shares have traded on Nasdaq, since December 12, 2002 under the symbol “GLNG.” We cannot assure you that an active and liquid public market for our common shares will continue. The market price for our common shares has historically fluctuated over a wide range. In 2015, the closing market price of our common shares on Nasdaq ranged from a low of $14.11 on December 17, 2015 to a high of $50.85 per share on June 17, 2015. As of November 11, 2016, the closing market price of our common shares on Nasdaq was $24.50. The market price of our common shares may continue to fluctuate significantly in response to many factors such as actual or anticipated fluctuations in our or our affiliates quarterly or annual results and those of other public companies in our industry, the suspension of our dividend payments, mergers and strategic alliances in the shipping industry, market conditions in the LNG shipping industry or natural gas and energy markets, developments in our GoFLNG investments or our joint ventures, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors, the general state of the securities market and other factors, many of which are beyond our control. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure our shareholders that they will be able to sell any of our common shares that they may have purchased at a price greater than or equal to the original purchase price.

Additionally, sales of a substantial number of our common shares in the public market, or the perception that these sales could occur, may depress the market price for our common shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We are a holding company, and our ability to pay dividends will be limited by the value of investments we currently hold and by the distribution of funds from our subsidiaries and affiliates.

We are a holding company whose assets mainly comprise equity interests in our subsidiaries and other quoted and non-quoted companies and our interest in our affiliates, Golar Partners, Golar Power and OneLNGSM. As a result, should we decide to pay dividends, we would be dependent on the performance of our operating subsidiaries, affiliates and other investments. If we were not able to receive sufficient funds from our subsidiaries, affiliates and other investments, including from the sale of our investment interests, we would not be able to pay dividends unless we obtain funds from other sources. We may not be able to obtain the necessary funds from other sources on terms acceptable to us.

Although we have received a commitment from Citibank, N.A. to provide a term loan credit facility, we may not be able to consummate a term loan transaction with Citibank, N.A. and this offering is not contingent upon the consummation of a term loan transaction.

We have received a commitment from Citibank, N.A., contingent upon this offering, to provide a term loan credit facility as described in “Summary—Recent Developments—Financings.” However, there can be no assurance that we will be able to consummate a term loan transaction with Citibank, N.A. despite its commitment, which is subject to other contingencies.

This offering is not conditioned on the consummation of a term loan transaction. Therefore, upon the closing of this offering, you will be a shareholder of the Company regardless of whether the term loan transaction is consummated or not. If a term loan transaction is not consummated on the terms described herein, we may be unable to obtain alternate financing on satisfactory terms and the market price of the common shares may decline.

If we make a borrowing under the proposed term loan credit facility to finance the remainder of the amount outstanding under our convertible bonds, a declining market value of Golar Partners’ common unit price could adversely affect our liquidity and result in breaches of our financing agreements.

If we make a borrowing under our term loan credit facility and the outstanding balance were to exceed the specified loan-to-value ratio threshold (for example, as a result of a decline in the aggregate market value of the pledged securities), we would be required to pledge additional cash or cash equivalents as collateral under the term loan credit facility or repay a portion of the term loan credit facility. If we were unable to pledge such additional collateral or repay a portion of the term loan credit facility, the lender under this term loan credit facility could accelerate our debt and foreclose on our Golar Partners common units pledged as collateral under the term loan credit facility. Our term loan credit facility could thus increase our vulnerability to adverse economic and industry conditions.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $148.1 million, (or $170.4 million if the underwriters exercise in full their option to purchase additional common shares) after deducting underwriting discounts and offering expenses payable by us.

We intend to use the net proceeds from this offering to partly fund the settlement of our outstanding convertible bonds through purchases on the open market. The convertible bonds have a maturity date of March 2017 and an annual coupon of 3.75%. As of June 30, 2016, the debt outstanding in respect of the convertible bonds was $246.2 million. We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional common shares for general corporate purposes.

We recently received a commitment from Citibank, N.A. to finance all or a portion of the remainder of the amounts outstanding under our convertible bonds through a new term loan credit facility of up to $150 million, contingent upon, among other things, the consummation of this offering, and which facility would have a term of three years, an interest rate of LIBOR plus a spread, be secured by a specified number of our Golar Partners common units and, in certain cases, cash or cash equivalents, and be available for a single drawdown during a period that extends through to the maturity of the existing convertible bonds. Please read “Summary—Recent Developments—Financings.”

If the net proceeds from this offering are not used to partly fund the settlement of the convertible bonds, our management will have the discretion to apply the net proceeds of this offering for general corporate purposes. Please read “Risk Factors—Risks Related to Our Common Shares and this Offering—If we do not use the proceeds from this offering to partly fund the settlement of our convertible bonds, we may use the net proceeds from this offering for general corporate purposes with which you may not agree.”

MARKET PRICE OF COMMON SHARES

Our common shares are traded on Nasdaq, under the symbol “GLNG.” The following table sets forth the high and low prices for our common shares for the periods indicated:

	High	Low
For the Year:
2015	$51.89	$13.50
2014	74.44	31.21
2013	41.55	30.51
2012	47.82	31.71
2011	45.59	14.77

For the Quarter Ended:
September 30, 2016	$22.84	$14.96
June 30, 2016	24.67	14.32
March 31, 2016	21.53	9.42
December 31, 2015	34.69	13.50
September 30, 2015	50.00	25.52
June 30, 2015	51.89	32.97
March 31, 2015	37.24	27.72
December 31, 2014	67.17	31.21
September 30, 2014	74.44	57.55
June 30, 2014	60.39	39.93
March 31, 2014	43.94	33.35

For the Month:
November 2016 (up to November 11, 2016)	$24.84	$20.22
October 2016	24.74	21.30
September 2016	22.84	19.85
August 2016	21.67	16.01
July 2016	18.88	14.96
June 2016	18.61	14.32
May 2016	18.83	15.36
April 2016	24.67	15.38

CAPITALIZATION

The following table sets forth our cash position and consolidated capitalization as of June 30, 2016:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the payment of $96.0 million for certain Hilli conversion costs and $100.0 million drawdown under our Hilli pre-delivery facility, which was effectively cash-neutral; (ii) a cash deposit in the amount of $39.1 million, which is restricted pursuant to Golar Bear’s, Golar Crystal’s and the Golar Frost’s covenant requirements under our $1.125 billion loan facility; (iii) the receipt of a short-term receivable balance of $15.5 million from Golar Power following the release of a restricted cash deposit in connection with Golar Power’s assumption of Golar Celsius’ associated debt; (iv) the partial release of restricted cash deposits in the amount of $13.9 million in connection with the letter of credit related to the Hilli conversion; (v) the receipt of $103.0 million of net proceeds from the sale of our 50% interest in Golar Power to Stonepeak; and (vi) the payment of $10.2 million as our initial capital contribution to OneLNGSM;

•

on a further adjusted basis, giving effect to this offering but not the application of the net proceeds therefrom as set forth under “Use of Proceeds,” as we intend to use the proceeds to partially settle our outstanding convertible bonds through purchases on the open market from time to time at varying prices. If the net proceeds from this offering are not used to partly fund the settlement of the convertible bonds, we may use the net proceeds from this offering for general corporate purposes.

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including Accompanying Notes, incorporated by reference in this prospectus. The information set forth in the table assumes no exercise of the underwriters’ option to purchase additional shares. You should read this capitalization table together with the sections of documents incorporated by reference herein entitled “Selected Financial Data” and “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes appearing in the documents incorporated by reference herein.

	As of June 30, 2016
	Actual	As adjusted	As further adjusted
	(In thousands of U.S. dollars)
Cash and cash equivalents(1)	$64,720	$151,768	$299,910
Current and long-term restricted cash and short-term receivables(2)	476,785	502,021	502,021
Total cash, cash equivalents and current and long-term restricted cash and short-term investments	$541,505	$653,789	$801,931

Debt(3):
Short and long-term debt, including current portion(4)	$1,765,556	$1,865,556	$1,865,556
Short-term debt due to related party	136,518	136,518	136,518
Total Debt	$1,902,074	$2,002,074	$2,002,074

Equity:
Share capital	$93,547	$93,547	$100,047
Additional paid-in capital	1,320,901	1,320,901	1,462,543
Other equity interests attributable to the shareholders	296,442	292,442	292,442
Non-controlling interest	33,042	33,042	33,042
Total stockholders’ equity	$1,743,932	$1,739,932	$1,888,074
Total capitalization	$3,646,006	$3,742,006	$3,890,148

(1)

Cash and cash equivalents in the “As adjusted” column have been adjusted for (i) payments of $96.0 million for certain Hilli conversion costs made in installments in accordance with our contract with Keppel, which, by virtue of the Hilli pre-delivery facility, we are able to time our drawdown of $100.0 million on this facility with our payments made, making these payments and drawdowns effectively cash-neutral; (ii)

restrictions placed on $39.1 million in cash in connection with the Golar Bear, Golar Crystal and Golar Frost related covenant requirements under our $1.125 billion loan facility; (iii) the repayment of a short-term receivable balance of $15.5 million from Golar Power following the release of restricted cash deposit in connection with Golar Power’s assumption of Golar Celsius’ associated debt; (iv) the release of $13.9 million from the cash collateral we previously deposited with a financial institution in connection with its issuance of a $400.0 million letter of credit to our project partner involved in the Hilli conversion; (v) the receipt of $103.0 million of net proceeds from Stonepeak in connection with the sale of our 50% interest in Golar Power and (vi) the payment of $10.2 million in connection with our initial capital contribution to OneLNGSM. The “As Further Adjusted” column gives effect to net proceeds received from this offering which we intend to use to partially settle our outstanding convertible bonds through purchases on the open market from time to time at varying prices.

(2)	Current and long-term restricted cash and short-term receivables in the “As adjusted” column have been adjusted for (i) restrictions placed on $39.1 million in cash in connection with the Golar Bear, Golar Crystal and Golar Frost related covenant requirements under our $1.125 billion loan facility; and (ii) the release of $13.9 million from the cash collateral we previously deposited with a financial institution in connection with its issuance of a $400.0 million letter of credit to our project partner involved in the Hilli conversion.
(3)	For purposes of the capitalization table, we have excluded “Liabilities held-for-sale” which includes debt facilities held in connection with the Golar Tundra, Golar Celsius and the Golar Penguin in the aggregate amount of $432.9 million. Following the recently completed contribution of the Golar Celsius and the Golar Penguin to Golar Power, we anticipate for accounting purposes that the vessels and their associated debt will be deconsolidated and accounted for under equity method accounting.
(4)	Short and long-term debt in the “As adjusted” column includes adjustments for the proceeds of $100.0 million from the drawdown of a portion of the Hilli pre-delivery facility in connection with certain Hilli conversion costs made in installments in accordance with our contract with Keppel.
(5)	Share capital and additional paid-in capital in the “As Further Adjusted” column gives effect to the receipt of net proceeds from this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders, as defined below. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partners or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our shares of common shares, may be subject to special rules. This discussion deals only with holders who hold our common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

U.S. Taxation of our Company

U.S. Source Shipping Income

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. We are not permitted by law to engage in transportation that gives rise to 100% U.S. source income.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside of the United States. Shipping income derived from sources outside of the United States will not be subject to U.S. federal income tax.

Unless exempt from U.S. federal income tax under section 883 of the United States Internal Revenue Code of 1986, as amended, or the Code, we will be subject to U.S. federal income tax, in the manner discussed below, to the extent our shipping income is derived from sources within the United States.

Based upon our current and anticipated shipping operations, our vessels are and will be operated in various parts of the world, including to or from U.S. ports. For the 2015, 2014 and 2013 taxable years, the U.S. source gross income that we derived from our vessels trading to or from U.S. ports was $nil, $nil and $nil, respectively, and the potential U.S. federal income tax liability resulting from this income, in the absence of our qualification for exemption from tax under section 883 of the Code, or an applicable U.S. income tax treaty, as described below, would have been $nil, $nil and $nil, respectively.

Application of Section 883 of the Code

We have made special U.S. federal income tax elections in respect of all our vessel-owning or vessel-operating subsidiaries incorporated in the United Kingdom that are potentially subject to U.S. federal income tax on shipping income derived from sources within the United States. The effect of such elections is to disregard the subsidiaries for which such elections have been made as separate taxable entities for U.S. federal income tax purposes.

Under section 883 of the Code and the Treasury regulations promulgated thereunder, we, and each of our subsidiaries, will be exempt from U.S. federal income taxation on our respective U.S. source shipping income if, in addition to certain substantiation and reporting requirements, both of the following conditions are met:

•

we and each subsidiary are organized in a “qualified foreign country,” defined as a country that grants an equivalent exemption from tax to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under section 883 of the Code; this is also known as the “Country of Organization Requirement”; and

•	either

•	more than 50% of the value of our stock is treated as owned, directly or indirectly, by individuals who are “residents” of qualified foreign countries, or the Ownership Requirement; or

•	our stock is “primarily traded” and “regularly traded” on an “established securities market” in the United States or any qualified foreign country, or the Publicly-Traded Requirement.

The U.S. Treasury Department has recognized (i) Bermuda, our country of incorporation, and (ii) the countries of incorporation of each of our subsidiaries that has earned shipping income from sources within the United States as qualified foreign countries. Accordingly, we and each such subsidiary satisfy the Country of Organization Requirement.

Due to the public nature of our shareholdings, we do not believe that we will be able to substantiate that we satisfy the Ownership Requirement. However, as described below, we believe that we will be able to satisfy the Publicly-Traded Requirement.

The Treasury regulations under section 883 of the Code provide that the stock of a foreign corporation will be considered to be “primarily traded” on an “established securities market” if the number of shares of each class of stock that are traded during any taxable year on all “established securities markets” in that country exceeds the number of shares in each such class that are traded during that year on “established securities markets” in any other single country. Our stock was “primarily traded” on the Nasdaq, an “established securities market” in the United States, during 2015.

Under the Treasury regulations, to be considered “regularly traded” on an “established securities market” one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, must be listed on such market, or the Listing Requirement. Since our common shares, which represent more than 50% of our outstanding shares by total combined voting power and total value, are listed on the Nasdaq, we will satisfy the Listing Requirement.

To be considered “regularly traded,” the Treasury regulations further require that with respect to each class of stock relied upon to meet the Listing Requirement: (i) such class of stock is traded on the market, other than in de minimis quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; this is also known as the “Trading Frequency Test;” and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year; this is also known as the “Trading Volume Test.” We believe that our common shares satisfied the Trading Frequency Test and the Trading Volume Test in 2015. Even if this were not the case, the Treasury regulations provide that the Trading Frequency Test and the Trading Volume Test will be deemed satisfied by a class of stock if, as we expect to be the case with our common shares, such class of stock is traded on an “established securities market” in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the Treasury regulations provide that our common shares will not be considered to be “regularly traded” on an “established securities market” for any taxable year in which 50% or more of the outstanding common shares, by vote and value, are owned, for more than half the days of the taxable year, by persons who each own 5% or more of the vote and value of the outstanding common shares, or the 5% Override Rule. The 5% Override Rule will not apply, however, if in respect of each category of shipping income for which exemption is being claimed, we can establish that individual residents of qualified foreign countries, or Qualified Shareholders, own sufficient common shares to preclude non-Qualified Shareholders from owning 50% or more of the total value of our common shares for more than half the number of days during the taxable year, or the 5% Override Exception.

Based on our public shareholdings for 2015, we were not subject to the 5% Override Rule for 2015. Therefore, we believe that we satisfied the Publicly-Traded Requirement for 2015 and we and each of our subsidiaries are entitled to exemption from U.S. federal income tax under section 883 of the Code in respect of our U.S. source shipping income. To the extent that we become subject to the 5% Override Rule in future years (as a result of changes in the ownership of our common shares), it may be difficult for us to establish that we qualify for the 5% Override Exception.

If we were not eligible for the exemption under section 883 of the Code, our U.S. source shipping income would be subject to U.S. federal income tax as described in more detail below.

Taxation in the Absence of Exemption Under Section 883 of the Code

To the extent the benefits of section 883 of the Code are unavailable with respect to any item of U.S. source shipping income earned by us or by our subsidiaries, such U.S. source shipping income would be subject to a 4% U.S. federal income tax imposed by section 887 of the Code on a gross basis, without benefit of deductions. Since under the sourcing rules described above, no more than 50% of the shipping income earned by us or our subsidiaries would be derived from U.S. sources, the maximum effective rate of U.S. federal income tax on such gross shipping income would never exceed 2%. For the calendar year 2015, we and our subsidiaries would be subject to $nil aggregated tax under section 887 of the Code.

In addition, our U.S. source shipping income that is considered to be “effectively connected” with the conduct of a U.S. trade or business is subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S. “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source shipping income would be considered effectively connected with the conduct of a U.S. trade or business only if:

•	we had, or were considered to have, a fixed place of business in the United States involved in the earning of our U.S. source shipping income; and

•

substantially all of our U.S. source shipping income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

Gain on Sale of Vessels

If we and our subsidiaries qualify for exemption from tax under section 883 of the Code in respect of our U.S. source shipping income, the gain on the sale of any vessel earning such U.S. source shipping income should likewise be exempt from U.S. federal income tax. Even if we and our subsidiaries are unable to qualify for exemption from tax under section 883 of the Code and we or any of our subsidiaries, as the seller of such vessel, is considered to be engaged in the conduct of a U.S. trade or business, gain on the sale of such vessel would not be subject to U.S. federal income tax provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. If the sale is considered to occur within the United States, any gain on such sale may be subject to U.S. federal income tax as “effectively connected” income at a rate of up to 54.5%. To the extent circumstances permit, we intend to structure sales of our vessels in such a manner, including effecting the sale and delivery of vessels outside of the United States, so as to not give rise to “effectively connected” income.

U.S. Taxation of U.S. Holders

The term “U.S. Holder” means a beneficial owner of our common shares that is a U.S. citizen or resident; a U.S. corporation or other U.S. entity taxable as a corporation; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, and owns our common shares as a capital asset, generally, for investment purposes.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We expect that dividends paid by us to a non-corporate U.S. Holder will be eligible for preferential U.S. federal income tax rates provided that the non-corporate U.S. Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which our common shares becomes ex-dividend and certain other conditions are satisfied. However, there is no assurance that any dividends paid by us will be eligible for these preferential tax rates in the hands of a non-corporate U.S. Holder. Any dividends paid by us, which are not eligible for these preferential tax rates will be taxed as ordinary income to a non-corporate U.S. Holder. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common shares, and thereafter as a taxable capital gain.

Sale, Exchange or other Disposition of Our Common Shares

Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in the common shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in such common shares is greater than one year at the time of the sale, exchange or other disposition. Otherwise, such gain or loss will be treated as short-term capital gain or loss. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

3.8% Tax on Net Investment Income

A U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000). Net investment income generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. U.S. Holders are encouraged to consult their tax advisors regarding the implications of this additional tax resulting from their ownership and disposition of our common shares.

Passive Foreign Investment Company

Notwithstanding the above rules regarding distributions and dispositions, special rules may apply to U.S. Holders (or, in some cases, U.S. persons who are treated as owning our common shares under constructive ownership rules) if we are treated as a PFIC for U.S. federal income tax purposes. We will be a PFIC if either:

•	at least 75% of our gross income in a taxable year is “passive income;” or

•	at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) are held for the production of, or produce, “passive income.”

For purposes of determining whether we are a PFIC, we will be treated as earning and owning the income and assets, respectively, of any of our subsidiary corporations in which we own 25% or more of the value of the subsidiary’s stock, which includes Golar Partners. To date, we and our subsidiaries have derived most of our income from time and voyage charters, and we expect to continue to do so.

Based on our past, current and projected methods of operation we do not believe that we were, are or will be a PFIC for any taxable year. Our U.S. counsel, Seward & Kissel LLP, has concluded that the income our subsidiaries earn from certain of our time and voyage charters should not constitute passive income for purposes of determining whether we are a PFIC. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets and income to our counsel. While we believe these representations, valuations and projections to be accurate, no assurance can be given that they will continue to be accurate. Moreover, we have not sought, and we do not expect to seek, a ruling from the IRS on this matter. As a result, the IRS or a court could disagree with our position. In addition, there can be no assurance that we will not become a PFIC if our operations change in the future. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any taxable year.

If we become a PFIC (and regardless of whether we remain a PFIC), each U.S. Holder who owns or is treated as owning our common shares during any period in which we are so classified, would be subject to U.S. federal income tax, at the then highest applicable income tax rates on ordinary income, plus interest, upon certain “excess distributions” and upon dispositions of our common shares including, under certain circumstances, a disposition pursuant to an otherwise tax free reorganization, as if the distribution or gain had been recognized ratably over the U.S. Holder’s entire holding period of our common shares. An “excess distribution” generally includes dividends or other distributions received from a PFIC in any taxable year of a U.S. Holder to the extent that the amount of those distributions exceeds 125% of the average distributions received by the U.S. Holder during a specified base period. The tax at ordinary rates and interest resulting from an excess distribution would not be imposed if the U.S. Holder makes a “mark-to-market” election, as discussed below.

If we become a PFIC and, provided that, as is currently the case, our common shares are treated as “marketable stock,” a U.S. Holder may make a “mark-to-market” election with respect to our common shares. Under this election, any excess of the fair market value of the common shares at the close of any tax year over the U.S. Holder’s adjusted tax basis in the common shares is included in the U.S. Holder’s income as ordinary income. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the common shares is deductible in an amount equal to the lesser of the amount of the excess or the net “mark-to-market” gains that the U.S. Holder included in income in previous years. If a U.S. Holder makes a “mark- to-market” election after the beginning of its holding period of our common shares, the U.S. Holder does not avoid the PFIC rules described above with respect to the inclusion of ordinary income, and the imposition of interest thereon, attributable to periods before the election.

In some circumstances, a shareholder in a PFIC may avoid the unfavorable consequences of the PFIC rules by making a “qualified electing fund” election. However, a U.S. Holder cannot make a “qualified electing fund” election with respect to us unless such U.S. Holder complies with certain reporting requirements. We do not intend to provide the information necessary to meet such reporting requirements.

In addition to the above consequences, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file IRS form 8621 with the IRS for that year with respect to such U.S. Holder’s common shares.

U.S. Taxation of Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of our common shares other than a U.S. Holder or partnership. If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Dividends

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income may be taxable only if it is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or other Disposition of Our Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain may be taxable only if it is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares that are effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States will be subject to information reporting requirements. Such payments will also be subject to “backup withholding” if made to a non-corporate U.S. Holder and such U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If a shareholder sells our common shares to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. information reporting and “backup withholding” unless the shareholder establishes an exemption. If the shareholder sells our common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the shareholder outside the United States, then information reporting and “backup withholding” generally will not apply to that payment. However, U.S. information reporting requirements, but not “backup withholding,” will apply to a payment of sales proceeds, including a payment made to a shareholder outside the United States, if the shareholder sells the common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

“Backup withholding” is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under “backup withholding” rules that exceed such taxpayer’s U.S. federal income tax liability by filing a refund claim with the IRS, provided that the required information is furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in the applicable Treasury regulations, certain individuals who are non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code and the applicable Treasury regulations) are required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) with information relating to each such asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year. Specified foreign financial assets would include, among other assets, our common stock, unless the common stock were held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, the statute of limitations on the assessment and collection of U.S. federal income tax with respect to a taxable year for which the filing of IRS Form 8938 is required may not close until three years after the date on which IRS Form 8938 is filed. U.S. Holders (including U.S. entities) and non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under Section 6038D of the Code.

MATERIAL NON-U.S. TAX CONSIDERATIONS

For a discussion of the principal Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares see “Item 10. Additional Information—E. Taxation—Bermuda Taxation” in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2015.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	4,225,000
Clarksons Platou Securities, Inc.	1,235,000
Danske Markets Inc.	520,000
Evercore Group L.L.C.	520,000

Total	6,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.38775 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 975,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our officers and directors have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the Nasdaq Global Select Market under the symbol “GLNG.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Per share	$0.64625
Total(1)	$4,063,125.62

(1)	The underwriters will not receive any underwriting discount on the sale of 212,765 shares to a member of our board of directors.

The underwriters have agreed to sell 212,765 shares to a member of our board of directors. The shares sold to this individual will be sold at the public offering price set forth on the cover page of this prospectus and the underwriters will not receive any underwriting discount on the sale of such common shares.

We estimate that our portion of the total expenses of this offering will be $545,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•

Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum. Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of Citigroup Global Markets Inc. and Danske Markets Inc. act as lenders under our $1.125 billion loan facility. Citibank, N.A., an affiliate of Citigroup Global Markets Inc. has committed to finance the remainder of the amounts outstanding under our convertible bonds through a new term loan credit facility of up to $150 million, contingent upon the consummation of this offering, that would have a term of three years, be secured by a specified number of our Golar Partners common units, and be available for a single drawdown during a period that extends through the maturity of the existing convertible bonds.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Clarksons Platou Securities AS is not a US registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.

Registration fees	$20,000
Legal fees and expenses	305,000
Printing and Engraving Expenses	50,000
Accounting fees and expenses	145,000
Miscellaneous	25,000

Total	$545,000

LEGAL MATTERS

Certain legal matters in connection with the sale of the common shares offered hereby will be passed upon for us by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law and by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and New York law. Latham & Watkins LLP, Houston, Texas will advise on certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 20-F/A for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2013, incorporated by reference in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated therein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement and its accompanying prospectus with the Commission. This prospectus supplement and its accompanying prospectus are a part of that registration statement, which includes additional information.

Government Filings

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.golarlng.com. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus supplement.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

•

Annual Report on Form 20-F/A for the year ended December 31, 2015, filed with the Commission on November 10, 2016, which contains restated audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Report on Form 6-K furnished to the SEC on November 10, 2016, which contains financial statements for the second quarter of 2016.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference in this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide you. We and the underwriters have not authorized anyone to provide you with any information that is different from the foregoing. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference in this prospectus supplement by contacting us at the following address:

Golar LNG Limited

S.E. Pearman Building, 2nd Floor,

9 Par la Ville Road

Hamilton HM 11, Bermuda

Tel: +1 (441) 295-4705

Email: golarlng@golar.com

Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act of 1933, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

Golar LNG Limited

Through this prospectus, we or any selling securityholder may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4) our warrants,

(5) our purchase contracts,

(6) our rights, and

(7) our units.

The prices and other terms of the securities that we or any selling securityholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by any selling securityholder.

Our common shares are currently listed on the Nasdaq Global Select Market under the symbol “GLNG”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2014

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling securityholder may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts, rights and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find Additional Information—Information Incorporated by Reference.”

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Summary

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we otherwise specify, when used in this prospectus, the terms “Golar LNG Limited,” “Golar,” “Golar LNG,” the “Company,” “we,” “us,” and “our” refer to Golar LNG Limited or any one or more of its consolidated subsidiaries, or to all such entities.

Our Company

We are a midstream Liquefied Natural Gas, or LNG, company primarily engaged in the transportation, regasification and liquefaction and trading of LNG. We are engaged in the acquisition, ownership, operation and chartering of LNG carriers and Floating Storage Regasification Units, or FSRUs, through our subsidiaries and affiliate, Golar LNG Partners LP, or Golar Partners, and the development of midstream LNG projects. Together with our affiliate, Golar Partners, as of June 24, 2014, our fleet is comprised of twelve LNG carriers and five FSRUs and we have newbuilding commitments for the construction of seven LNG carriers and two FSRUs with scheduled deliveries during 2014 and late 2015. In addition, we have entered into definitive documentation with Singapore’s Keppel Shipyard, or Keppel, for the conversion of our LNG carrier, the Hilli to a Liquefaction Natural Gas vessel, or FLNGV. However, the effectiveness of the conversion documents is conditional upon the satisfaction of certain conditions precedent.

Our principal executive offices are maintained at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, Bermuda. Our telephone number at that address is 1 (441) 295-4705. Our principal administrative offices are located at One America Square, 17 Crosswall, London, United Kingdom and our telephone number at that address is + 44 207 063 7900.

The Securities We or any Selling Securityholder May Offer

We or any selling securityholder may use this prospectus to offer our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts,

•	rights, or

•	units.

We or any selling securityholder may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Our debt securities may be guaranteed by one or more of our subsidiaries.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Risk Factors

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, any applicable prospectus supplement and the documents we have incorporated by reference herein and therein. The occurrence of one or more of those risks could adversely impact our business, results of operations or financial condition.

Prospective U.S. Holders of our common shares (as defined in the section entitled “Item 10. Additional Information—E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2013) should consider the significant U.S. tax consequences relating to the ownership of our common shares as discussed in such section. Additionally, each prospective investor in our securities should consider the discussion of tax considerations in any applicable prospectus supplement.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this prospectus, any prospectus supplement and any documents incorporated herein or therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus, any prospectus supplement, any documents incorporated herein or therein and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus, any prospectus supplement and any documents incorporated herein or therein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in LNG, FSRU or FLNGV, market trends, including charter rates, ship values and technological advancements;

•	changes in our ability to retrofit vessels as FSRUs and FLNGVs, our ability to obtain financing for such conversions on acceptable terms or at all, and the timing of the delivery and acceptance of such converted vessels;

•	changes in the supply of or demand for LNG or LNG carried by sea;

•	a material decline or prolonged weakness in rates for LNG carriers or FSRUs;

•	changes in trading patterns that affect the opportunities for the profitable operation of LNG carriers, FSRUs or FLNGVs;

•	changes in the supply of or demand for natural gas generally or in particular regions;

•	changes in our relationships with major chartering parties;

•	changes in the availability of vessels to purchase, the time it takes to construct new vessels, or vessels’ useful lives;

•	failure of shipyards to comply with delivery schedules on a timely basis or at all;

•	our ability to integrate and realize the benefits of acquisitions;

•	changes in our ability to sell vessels to Golar Partners;

•	changes in our relationship with Golar Partners;

•	changes to rules and regulations applicable to LNG carriers, FSRUs or FLNGVs;

•	actions taken by regulatory authorities that may prohibit the access of LNG carriers, FSRUs or FLNGVs to various ports;

•	our inability to achieve successful utilization of our expanded fleet and inability to expand beyond the carriage of LNG;

•	increases in costs including among other things crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions, particularly where we operate;

•	changes in our ability to obtain additional financing on acceptable terms or at all;

•	continuing turmoil in the global financial markets; and

•	and other factors described under the heading “Risk Factors” in this prospectus, in any applicable prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2013, as well as those described from time to time in the reports filed by the Company with the Commission.

This prospectus, any prospectus supplement and any documents incorporated herein or therein contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Use of Proceeds

We intend to use net proceeds from any sale of securities by us as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sales of our securities by selling securityholders.

Capitalization

Each prospectus supplement will include information on the Company’s consolidated capitalization.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and for the three months ended March 31, 2014.

(In thousands of U.S. dollars)	For the Years Ended December 31,					Three months ended March 31, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges (1)	1.59x	*	2.33x	17.79x	4.18x	1.85x

(1)	Due to the pre-tax losses for the year ended December 31, 2010, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $3.0 million to achieve coverage of 1:1.

For purposes of computing the consolidated ratio of earnings to fixed charges:

•	“earnings” means the amount resulting from adding: (a) of pre-tax income or losses from continuing operations before equity in net earnings or losses of investees and non-controlling interests; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and from subtracting (i) interest capitalized; and (ii) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

•	“fixed charges” means the sum of the following: (a) interest expense and capitalized interest; (b) the estimated interest portion of rental expense; and (c) amortization of capitalized expenses relating to indebtedness.

Enforcement of Civil Liabilities

There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Plan of Distribution

We or any selling securityholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling securityholder may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling securityholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling securityholders may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the selling securityholders may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short ourselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or any selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling securityholders or borrowed from us, any selling securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling securityholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling securityholders that participate with us or the selling securityholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, Regulation M, promulgated under the Exchange Act, may apply to sales by the selling securityholders in the market. The selling securityholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and any selling securityholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of certain of our securities or any securities convertible into or exchangeable for certain of our securities. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by the selling securityholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be at-the-market offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third party sellers of our securities as discussed above.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us or any selling securityholder for the sale of any securities being registered pursuant to Rule 415.

Description of Share Capital

The following is a description of the material terms of our Memorandum of Association and amended Bye-laws.

Purpose

The Memorandum of Association of the Company was previously filed on November 27, 2002 as Exhibit 1.1 to our registration statement on Form 20-F (File No. 00050113) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in our Memorandum of Association and in the First Schedule and Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include, among other things, exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract of indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

The amended Bye-laws of the Company, as adopted on September 28, 2007, were filed with the Commission on May 12, 2008 as Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2007, and are hereby incorporated by reference into this prospectus.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preferred shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present. Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preferred shares we may issue in the future. Notwithstanding the foregoing paragraph, the material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. See “Preferred Shares.”

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, seven days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested provided that such a director discloses, at the first opportunity at a meeting of directors or by writing to the directors, the existence and nature of such interest. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under its Bye-laws, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under its Bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under its Bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under our Bye-law 109, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized capital consists of $100,000,000, comprising 100,000,000 common shares having a par value of $1.00 each, of which 80,624,646 are issued and outstanding as of the date of this prospectus.

Share History

Share issuances, options and convertibles

In June 2011, in connection with the transactions to reacquire, merge and delist our subsidiary, Golar LNG Energy Limited, or Golar Energy, from the Oslo stock exchange:

•	We issued 5.6 million shares at $30.30 per share in connection with the acquisition of shares in our former publicly listed subsidiary, Golar Energy from our major shareholder, World Shipholding Limited; and

•	The stock options granted and outstanding in Golar Energy were cancelled and exchanged for options in Golar. One Golar stock option was exchanged for every 6.06 Golar Energy options held by directors and employees at a strike price calculated to give the same intrinsic value to the holder. Based on the total number of 5,438,000 outstanding stock options in Golar Energy at the time of this exchange, this translated to 897,360 new Golar options to be granted at an average strike price of $11.84 per option.

In March 2012, we completed a private placement for convertible bonds, for gross proceeds of $250.0 million. The secured convertible bonds mature in March 2017, when the holder may convert the bonds into our common shares or redeem at 100% of the principal amount. The conversion price of the bonds was originally $55.00 but this is reduced taking into account the value of dividends declared and paid, such that as of the current date the conversion price is $49.70. The bonds may be converted to our ordinary shares by the holders at any time starting on the forty-first business day of issuance until the tenth business day prior to maturity.

Between June 17, 2011 and June 24, 2014, we issued a total of 0.7 million shares upon the exercise of stock options in Golar at a weighted average exercise price of $10.44.

As of June 17, 2014, we have a total of 0.5 million Golar stock options outstanding under our Share Option Plan granted to directors, executive officers and employees.

Share purchases and cancellations

In November 2007, our Board of Directors approved a share repurchase program of up to 1.0 million shares in connection with our share option plan. Since the approval of this program, we have acquired 0.7 million shares such that as of the current date we may only acquire that balance of 0.3 million shares under this program. In addition, we currently do not hold any treasury shares.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.

Preferred Shares

Bye-law 3 of our Bye-laws provides that any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Ordinary Resolution determine. Bye-law 49 (b) of our Bye-laws provides that the Company may from time to time by Ordinary Resolution divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions. An Ordinary Resolution is defined in Bye-law 1 of our Bye-laws as a resolution passed by a simple majority of votes cast at a general meeting of the Company. On the approval by our shareholders of an Ordinary Resolution to divide our shares to create a class of preferred shares, our Board of Directors may be authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, with the sanction of an Ordinary Resolution of our shareholders, cause us to issue preferred shares, which have voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our ordinary shares.

Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Other Securities

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or to a prospectus supplement, or as an exhibit to the Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or sinking fund provisions or conversion or exchangeability provision;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or in a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filing, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the The New York Stock Exchange, the American Stock Exchange, Inc. and FINRA. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Rights

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Expenses

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$0*

Blue sky fees and expenses	$	**

Printing and engraving expenses	$	**

Legal fees and expenses	$	**

Rating agency fees	$	**

Accounting fees and expenses	$	**

Indenture trustee fees and expenses	$	**

Miscellaneous	$	**

Total	$	**

*	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law and by Seward and Kissel LLP, New York, New York with respect to matters of U.S. and New York law.

Experts

The consolidated financial statements incorporated in this Prospectus by reference to Golar LNG Limited’s Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP is located at 1 Embankment Place, London, WC2N 6RH, United Kingdom.

Where You can Find Additional Information

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.golarlng.com. This web address is provided as an inactive textual reference only. Information on our website does not constitute part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 30, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Our reports on Form 6-K filed with the SEC on March 3, 2014; March 28, 2014, and May 29, 2014.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Golar LNG Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: 1 (441) 295-4705

Email: golarlng@golar.com

Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

6,500,000 Shares

Golar LNG Limited

Common Stock

PROSPECTUS SUPPLEMENT

November 14, 2016

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